Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANT
We have issued our report dated October 4, 2007, accompanying the consolidated financial statements of Salton, Inc. (which report expressed an unqualified opinion and contains explanatory paragraphs relating to the going concern uncertainty and the adoption of Statement of Financial Accounting Standard No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106, and 132(R)”) appearing in the Annual Report on Form 10-K for the year ended June 30, 2007. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statements of Salton, Inc. on Form S-8 (File No. 333-72903), Form S-8 (File No. 333-93893), and Form S-3 (File No. 333-21692).
/s/ Grant Thornton LLP
Fort Lauderdale, Florida
October 4, 2007